Exhibit 5.1

NORTH POINT   •  901 LAKESIDE AVENUE  •  CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939  •  FACSIMILE: +1.216.579.0212

January 8, 2020

Cleveland-Cliffs Inc.

200 Public Square, Suite 3300

Cleveland, Ohio 44114-2315

Re:     Registration Statement on Form S-4 by Cleveland-Cliffs Inc.

Ladies and Gentlemen:

We have acted as counsel to Cleveland-Cliffs Inc., an Ohio corporation (the “Company”), in connection with the proposed issuance of up to 133,135,043 common shares, par value $0.125 per share (the “Shares”), of the Company pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of December 2, 2019 (the “Merger Agreement”), by and among the Company, AK Steel Holding Corporation, a Delaware corporation, and Pepper Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2020 (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

In rendering the opinion above, we have assumed that the shareholders of the Company will have approved the issuance of the Shares pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement.

AMSTERDAM  •  ATLANTA  •  BEIJING  •  BOSTON  •   BRISBANE  •  BRUSSELS  •  CHICAGO  •  CLEVELAND  •  COLUMBUS  •  DALLAS  •  DETROIT

DUBAI  •  DÜSSELDORF  •  FRANKFURT  •  HONG KONG   •  HOUSTON  •  IRVINE  •  LONDON  •  LOS ANGELES  •  MADRID  •  MELBOURNE

MEXICO CITY  •  MIAMI  •  MILAN  •  MINNEAPOLIS   •  MOSCOW  •  MUNICH  •  NEW YORK  •  PARIS  •  PERTH  •  PITTSBURGH  •   SAN DIEGO

SAN FRANCISCO  •  SÃO PAULO  •  SAUDI ARABIA  •   SHANGHAI  •  SILICON VALLEY  •  SINGAPORE  •  SYDNEY  •  TAIPEI  •  TOKYO  •  WASHINGTON

Cleveland-Cliffs Inc.

January 8, 2020

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to the laws of the State of Ohio as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Validity of Common Shares” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day